UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 10, 2025, the Hartman Group distributed the following letter to shareholders:

June 10, 2025

Dear Shareholder,

The Company’s value stood at $412 million, dropping to $134 million for the period ending June 30, 2024.  Silver Star is scapegoating “deferred maintenance” as the reason for the losses and drop in occupancy. The truth is, Silver Star had no serious plan in place to lease and maintain their legacy real estate portfolio and retain value.

Legacy assets sales in 2023 realized 2.058 times the original cost. Legacy asset sales in the first half of 2024 realized 1.47 times the original cost. Legacy asset sales in the second half of 2024 realized 57.4% of the original cost. Lastly, Legacy asset sales in the first half of 2025 realized 51.6% of original cost. This gradual and consistent reduction of price each 6-month period is proof positive of operational mismanagement and directly refutes the contrived argument that my “Deferred Maintenance” devalued your investment. When I was there, there was no deferred maintenance, and as a result the properties that sold in the first 6 months after I left got high prices.  As time went on, deferred maintenance occurred, and the values started dropping dramatically.

“Deferred Maintenance” is a red herring. Silver Star forced me out of the company 33 months ago and I am not accountable for their fire selling legacy assets. We spent more than $13M per year on maintaining the properties and staffed six Engineering Managers with a cumulative of 50 years of experience compared to Silver Star’s one person with no experience. Silver Star has chosen to conceal their record of maintenance on the properties, and all records of their management, by ignoring a “Books and Records” legal request. Silver Star talking points are unsubstantiated by actual documentation.

The collapse in value is due to operational mismanagement and the drop in occupancy.  Vote for a change in leadership for an orderly liquidation of the Company and to return your capital.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.